Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Prairie Operating Co. of our report dated March 14, 2024, relating to the consolidated financial statements of Nickel Road Operating LLC and Subsidiaries as of and for the years ended December 31, 2023 and 2022, appearing in the Current Report on Form 8-K dated March 19, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Denver, Colorado

November 22, 2024